BDO

Tel: 215-564-1900
Fax: 215-564-3940
www.bdo.com

Ten Penn Center
1801 Market Street, Suite 1700
Philadelphia, PA 19103

February 8, 2021

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We note the filing of an Item 4.01 Form 8-K for the event that occurred on February 1, 2021, filed by our former client, Commonwealth Income & Growth Fund IV ("Fund"), on February 5, 2021. We agree with the statements made in Form 8-K insofar as they relate to our Firm, except as it relates to the following:

We note that the Form 8-K, as filed on February 5, 2021, is lacking disclosures required by Item 304 of Regulation S-K. In particular, the Form 8-K omits the disclosure required by Item 304(a)(1)(iv) of Regulation S-K of any disagreements or reportable events that have occurred during the last two fiscal years and any subsequent period prior to resignation.

A disagreement exists between the Fund and BDO related to (1) the appropriateness, under the provisions of the partnership agreement, of a transfer of assets from the Fund to Commonwealth Income and Growth Fund Inc., ("General Partner"), in exchange for fees which had been forgiven by the General Partner and disclosed as forgiven in the Fund's historical filings made with the SEC; and (2) the accounting and presentation of the transfer of assets as proposed by the General Partner.

Very truly yours,

BDO USA, LLP